Exhibit 5.1

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July 14, 2015

Del Taco Restaurants, Inc.

25521 Commercentre Drive

Lake Forest, CA 92630

Re: Del Taco Restaurants, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We are providing this opinion in connection with the Registration Statement on Form S-3 (the “Registration Statement”) originally filed on July 2, 2015 by Del Taco Restaurants, Inc., a Delaware corporation (the “Corporation”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the proposed sale of up to an aggregate of 36,443,163 shares of its common stock (the “Shares”). The Shares are being sold by the selling stockholders named in the Registration Statement. The Shares include (i) common stock issued by the Corporation in connection with its initial public offering and in connection with its business combination with Del Taco Holdings, Inc. (the “Issued Shares”), and (ii) shares of common stock of the Corporation issuable upon the exercise of outstanding warrants to purchase common stock of the Corporation (the “Warrants”).

We have examined: (i) the Registration Statement; (ii) the Corporation’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date; (iii) the minutes and corporate proceedings with respect to the Shares and the Warrants; and (iv) the warrant agreements with respect to the Warrants.

In addition to the examination outlined above, we have conferred with various officers of the Corporation and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

Based on the foregoing, we are of the opinion that (i) the Shares issuable upon exercise of the Warrants have been duly authorized and reserved for issuance by the Corporation and, upon issuance and deliverance pursuant to the terms of the Warrants, will be validly issued, fully paid and nonassessable and (ii) the Issued Shares have been duly authorized, validly issued and fully paid and are nonassessable.

U.S. practice conducted through McDermott Will & Emery LLP.

227 West Monroe Street Chicago Illinois 60606-5096 Telephone: +1 312 372 2000 Facsimile: +1 312 984 7700 www.mwe.com

This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. Notwithstanding the foregoing, we hereby consent to the references to our firm in the Registration Statement and to the filing of this opinion by the Corporation as an Exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ McDermott Will & Emery LLP